WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                                               EXHIBIT 27.1

                          FINANCIAL DATA SCHEDULE

This schedule contains summary financial information extracted from the consolidated balance sheets of Global Marine Inc. and subsidiaries as of March 31, 1994, and December 31, 1993, and the related consolidated statements of operations for each of the three-month periods ended March 31, 1994, and 1993, and is qualified in its entirety by reference to such financial statements.

Item            Item                                       March 31,    December 31,
Number          Description                                   1994          1993
                                                               (in millions)

5-02(1)         Cash and cash items                           $52.9       $ 31.2
5-02(2)         Marketable securities                          20.0         20.2
5-02(3)(a)(1)   Notes and accounts receivable - trade          50.2         59.1
5-02(4)         Allowances for doubtful accounts               (1.2)        (1.2)
5-02(6)         Inventory                                         -            -
5-02(9)         Total current assets                          131.8        144.4
5-02(13)        Property, plant and equipment                 512.3        478.1
5-02(14)        Accumulated depreciation                      172.3        163.5
5-02(18)        Total assets                                  493.3        492.9
5-02(21)        Total current liabilities                      37.7         37.2
5-02(22)        Bonds, mortgages and similar debt             225.0        225.0
5-02(28)        Preferred stock - mandatory redemption            -            -
5-02(29)        Preferred stock - no mandatory redemption         -            -
5-02(30)        Common stock                                   16.3         16.3
5-02(31)        Other stockholders' equity                    185.8        189.1
5-02(32)        Total liabilities and stockholders' equity    493.3        492.9

                                                        Three Months Ended March 31,
                                                             1994           1993
                                                    (in millions, except per share data)

5-03(b)1(a)     Net sales of tangible products             $   2.8        $  2.8
5-03(b)1        Total revenues                                68.0          61.0
5-03(b)2(a)     Cost of tangible goods sold                    1.5           2.4
5-03(b)2        Total costs and expenses applicable
                to sales and revenues                         60.9          58.6
5-03(b)3        Other costs and expenses                         -             -
5-03(b)5        Provision for doubtful accounts and notes        -             -
5-03(b)(8)      Interest and amortization of debt discount     7.1           8.2
5-03(b)(10)     Income before taxes and other items           (1.6)         (8.4)
5-03(b)(11)     Income tax expense                             0.1           0.9
5-03(b)(14)     Income/loss continuing operations             (1.7)         (9.3)
5-03(b)(15)     Discontinued operations                          -             -
5-03(b)(17)     Extraordinary items                              -             -
5-03(b)(18)     Cumulative effect - changes in
                accounting principles                         (3.5)            -
5-03(b)(19)     Net income or loss                            (5.2)         (9.3)
5-03(b)(20)     Earnings per share - primary                 (0.03)         (0.06)
5-03(b)(20)     Earnings per share - fully diluted           (0.03)         (0.06)



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